THOMSON REUTERS STREETEVENTS

CONFERENCE CALL FINAL TRANSCRIPT

SXI – Q4 2009 Standex International Corporation Earnings Conference Call

Event Date:  Aug. 20, 2009

CORPORATE PARTICIPANTS

 Alexia Taxiarchos

 Sharon Merrill Associates - IR

 Roger Fix

 Standex International Corp. - CEO

 Tom DeByle

 Standex International Corp. - CFO

CONFERENCE CALL PARTICIPANTS

 John Walthausen

 Walthausen & Co. - Analyst

 Morton Siegel

 Value Line - Analyst

 James Maxell

 Delafield Asset Management - Analyst

 Michael Gardner

 WEDGE Capital Management - Analyst

 PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Q4 2009 Standex International Corporation earnings conference call.  At this time all participants are in listen-only mode.  We will be facilitating a question and answer session towards the end of today's conference.  (Operator Instructions).

I would now like to turn the presentation over to your host for today's call, Ms. Alexia Taxiarchos, with Sharon Merrill Associates.

Alexia Taxiarchos  - Sharon Merrill Associates - IR

Thank you and good morning everyone.  Please note that the presentation accompanying management's remarks can be found on Standex's investor relations website, Standex.com. Please turn to Standex's PlaceNamePlaceNameplaceSafe PlaceTypeHarbor passage on slide two.

Matters Standex management will discuss on today's conference call include predictions, estimates, expectations and other forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially. You should refer to Standex's recent SEC filings and public announcements for a detailed list of risk factors.

In addition, I would like to remind you that today's discussion will include references to EBITDA, which is earnings before interest, taxes, depreciation and amortization. Non-GAAP net income, non-GAAP income from operations, non-GAAP net income from continuing operations and free operating cash flow. These non-GAAP financial measures are intended to serve as a complement to our results provided in accordance with accounting principles generally accepted in the country-regionplaceUnited States. Standex believes that such information provides an additional measurement and consistent historical comparison of the company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable to GAAP measures is available in Standex's fourth-quarter news release.

On the call today is Standex's Chief Executive Officer, Roger Fix, and Chief Financial Officer Tom DeByle. I would now like to turn the call over to Roger.

 Roger Fix  - Standex International Corp. - CEO

 Thanks Alexia and good morning everyone. Please turn to slide three. As an introduction to our call this morning I would like to start off with several key messages.

First while our revenues were down significantly as a result of the global recession, we're cautiously optimistic that we have found the bottom of the impact of the recession on our sales volume. While we are still cautious about our revenue outlook, a few data points gives us reason for optimism. First, our third and fourth fiscal quarter sales were similar from a year-over-year percentage decline perspective, demonstrating early signs of stability returning to our business activities.

Second, we saw some sequential strengthening of bookings activity in our food service operations during Q4, which would infer we are seeing resumption of traditional seasonal patterns in that business albeit at a significantly lower sales volume. Third, our book to bill ratio for the fourth quarter was positive at 1.023. And fourth, we are seeing increased signs of stability in our incoming order rates and customer quotation and business activities.

Of course no one can be certain in today's environment as to whether we have really begun to see long-term stability in our end-user markets. However, the progress we have made in enhancing our margins and in managing our cash flows in this very difficult economic environment is real and significant.

Despite a fourth-quarter sales decline of 23% year-over-year, operating income was down only 8% year-over-year. What's more, our operating income margin actually increased by 100 basis points over the fourth quarter of fiscal 2008. If you exclude our restructuring expenses, operating income was down only 1% year-over-year with 160 basis point improvement from Q4 of fiscal 2008.

The improvement in operating margin is a significant accomplishment given the magnitude of the decline in sales volume and can be attributed directly to our actions to reduce costs across all aspects of our business. We also reported EPS of $0.46 from continuing operations for the fourth quarter, down $0.01 from the fourth quarter of 2008.

As you know from prior calls, working capital is another area where we have been very focused. In the fourth quarter we reported working capital turns of 5.7 compared with a record 5.8 one year ago and 5.1 in the third quarter fiscal of 2009. Again, this was particularly impressive given the significantly lower sales volume. Please turn to slide four.

Our drive to improve margins is not only the result of our recent aggressive cost reduction activities, but also reflects our ongoing focus on enhancing labor productivity, achieving procurement savings, increasing efficiency throughout the operation with lean activities and optimizing our manufacturing operations through plant consolidations. As we finish fiscal 2009 and look forward to fiscal 2010 we're on track to significantly exceed the $20 million annual annualized cost reduction goal we established in Q2.

In fact, during FY09 we completed cost reduction actions and achieved $36 million of sustainable annual savings. We invested $7.8 million in restructuring in fiscal 2009 and achieved an aggregate payback on that investment about four months from the completed restructuring initiatives.

In the coming year we plan to invest another $3.5 million to $4.5 million in restructuring as part of our ongoing plant consolidation effort. Payback time for this investment will be approximately one year because the significant portion of our restructuring efforts in fiscal 2010 will be in placeEurope.

Now I would like to provide you with more detail on our cost reduction program and how we achieved $36 million in ongoing annualized savings. We secured substantial cost savings in three broad cost categories, namely headcount reductions, procurement and productivity savings and plant consolidations. We reduced our US-based workforce including office and shop floor personnel by approximately 25% during the course of the year. These headcount reductions include the elimination of more than 260 salaried and indirect labor positions, which will result in savings of about $14 million annually.

In addition, we have frozen salaries across the company, temporarily suspended contributions to our defined contribution plans and eliminated at all performance and incentive bonuses for fiscal 2009. Note that the frozen salaries, elimination of bonuses and suspension of plant contributions are not included in the $36 million in annualized savings because these are variable in relationship to our performance. $36 million of annualized savings also does not include the direct labor headcount reductions completed during fiscal '09 as we manage this cost category as a variable expense sensitive to volume.

Clearly these weren't easy decisions and we appreciate the sacrifices that our entire workforce has made to ensure that Standex comes out of this recession a stronger company. In addition to headcount reductions, we achieved cost reductions in all aspects of procurement including purchase of inventory items, maintenance repair supplies and services provided by third parties. We also focused on driving improved productivity from our internal operations including shop floor productivity, reduced scrap and warranty expense and reductions in other controllable expenses.

In the procurement and productivity cost categories we achieved annual cost savings in excess of $12 million which became fully implemented at the end of the fourth-quarter fiscal 2009. We also made significant progress in our efforts to optimize our manufacturing footprint by consolidating plants. We closed eight manufacturing facilities during fiscal '09 which generated approximately $10 million in annual savings, and initiated the consolidation of a ninth facility in the fourth quarter which will yield an additional $2.5 million in annualized savings.

Let me summarize the plant consolidations by group. During the first quarter of 2009 we closed ADP's CityCityplaceBartonville, StateIllinois facility and transferred the production to two of our existing ADP facilities. In our Food Service Equipment Group, during the fourth quarter we can successfully completed the transfer of a Bakers Pride production from a StateNew York location to our operations in country-regionMexico and StateplaceWyoming. Also during the fourth quarter we began the consolidation of another food service equipment group facility, the APW Wyott facility located in CityDallas into our CityCityplaceNogales, country-regionMexico facility. We expect to complete this consolidation by the end of calendar 2009.

At our Engraving Group, during the first quarter we completed the consolidation of two roll Engraving operations into our CityCityplaceRichmond, country-regionVirginia facility. Also in Engraving in the third quarter, we completed the consolidation of mold texturizing production from our country-regionDetroit facility into our facility located in country-regioncountry-regionCanada.

At our Electronics and Hydraulics Group during the fourth quarter, we completed the consolidation of production from our remaining Electronics Canadian operation into existing facilities located in country-regionMexico and country-regioncountry-regionChina. Also in Electronics during the second half of fiscal 2009 we consolidated production of last year's BG Labs acquisition into our facilities in country-regioncountry-regioncountry-regionCincinnati, country-regionOhio. During the second quarter we closed the manufacturing and operation of the Hydraulics Products Group and consolidated production into an existing facility.

In summary, the actions taken in fiscal '09 will generate annualized savings of $36 million. Approximately $15.5 million of this total savings was realized through our P&L in fiscal 2009, the remaining $20.5 million to benefit fiscal 2010.

At you can see on slide five our recent success in reducing working capital and increasing working capital turns is part of a successful long-term initiative. We achieved a sequential quarterly reduction in working capital of $3.5 million on a sequential increase in sales of 6.8%. As mentioned earlier, the result was we achieved working capital turns in the fourth quarter of 5.7 compared with a record 5.8 one year ago.

Turning to slide six, during the quarter we generated excellent free cash flow of $13.4 million bringing our total free cash flow for fiscal year 2009 to $34.2 million. As a result of our working capital management and other efforts to preserve cash we were able to reduce our net debt by $10.1 million in the quarter. For the year we have reduced net debt by $20.7 million and total debt by $40 million.

These are significant achievements in this economic environment. You can see that our long-term focus on working capital management has enabled us to generate cash and in turn fund acquisitions and then pay down debt.

So, with that I will turn the call over to Tom. I will be back to review each of our business segments and provide you some additional perspective on our strategy to continue to improve our financial performance going forward. Tom?

For the fourth quarter, net sales were down 23% including a negative foreign exchange impact of 2.2%. However, operating income was down only 8% as Roger mentioned due to our aggressive and ongoing work to reduce costs and increase productivity. Excluding restructuring expenses for both quarters, operating income was down only 1% for the quarter on a year-over-year basis. As you can see on the slide, our operating income margin excluding restructuring was up 160 basis points.

Fourth-quarter fiscal 2009 EBITDA was $12.4 million. This compares with EBITDA of $15.6 million in the fourth quarter fiscal of 2008. As you can see on the slide, EBITDA margin increased 21 basis points year-over-year. Excluding restructuring expenses, EBITDA was down 15.9% to $13.5 million. Our EBITDA margin excluding restructuring expenses climbed 78 basis points. Please turn to slide eight.

Full year 2009 net loss from continuing operations was $1.9 million or a loss of $0.15 per share compared with net income of $19.3 million or $1.55 per diluted share for fiscal 2008. Again, this excludes the effect of a $20 million goodwill impairment charge net of tax in a number of nonrecurring items. If you exclude these items, we performed quite well in fiscal 2009 considering the recessionary environment.

On a non-GAAP basis, net income from continuing operations was $19.8 million or $1.57 per share, essentially flat with the prior year. For the fourth quarter we reported net income from continuing operations of $5.8 million or $0.46 per diluted share compared with $5.8 million or $0.47 per diluted share in Q4 of fiscal 2008. Excluding restructuring charges and tax positions effectively settled, non-GAAP net income from continuing operations was $5.6 million or $0.45 per diluted share compared with $6.1 million or $0.49 per diluted share in the year ago quarter.

Our 2009 fourth-quarter net income from continuing operations reflects a tax rate of 17.6%. This compares with a tax rate of 36.8% in the corresponding quarter of last year. The lower tax rate in fourth quarter fiscal '09 benefited from the reversal of income tax reserves that were no longer required due to expiration of applicable limitation statutes and various taxing jurisdictions.

Turning to slide nine, as Roger mentioned, our focus on working capital resulted in significant improvements during the fiscal year. We did decrease net working capital by $3.5 million in the quarter and $25.8 million during the year. The net decrease in working capital in the quarter and included a $7.9 million increase in accounts receivable, a $12 million reduction in inventory and a $0.6 million decrease in accounts payable.

The increase in accounts receivable was due to the seasonal sales pattern. We had very good collection efforts in the quarter and do not see any significant receivable risk.

Regarding the inventory reduction, after the recession hit a significant effect on our Q2 sales it took a few quarters to adjust inventories to our current sales volume. As we ended Q4 our inventories were down a total of $21.2 million from the end of Q2.

We define working capital as accounts receivable plus inventories less accounts payable. Working capital turns were 5.7 during the quarter compared to a record 5.8 in the prior-year quarter. We are pleased with the performance given the significant decline in sales volume.

As we have discussed on past calls, we have been diligent in our efforts to reduce debt during the recession. Net debt during Q4 decreased by $10.1 million and by $20.7 million in the full year. We define net debt as short-term debt plus long-term debt less cash.

The company's balance sheet leverage ratio of net debt to capital declined to 32.6% at the end of the quarter compared with 33.2% at March 31, 2009 and 32.2% at the end of fiscal 2008.

Let's turn to slide 10 and take a look at our success in generating strong free cash flow for the quarter. As you saw in the previous slide, we generated cash flow from working capital improvements of $3.5 million for the quarter and $25.8 million for the full year. In total we generated $13.4 million in free operating cash flow for the quarter and $34.2 million for the fiscal year. We define free operating cash flow as cash from operating activity less cash paid for capital expenditures.

Conversion of free operating cash flow was 235% for the fourth quarter and 215% for the fiscal year. We had CapEx in Q4 of $210,000 and $5.2 million for the year. In our second quarter earnings conference call we mentioned we would limit capital expenditures between $2 million and $2.5 million in the second half of the year. The second half CapEx came in at $1.2 million. Please turn to slide 11.

Roger mentioned the significant progress we have made in reducing our debt in the fourth quarter. During the quarter we reduced funded debt by $15.3 million as we generated EBIT, lowered working capital and limited capital expenditures. Currently, we have $59 million in funding available under our current revolver with an additional $75 million accordion feature. The revolver expires in September 2012 and we do not expect to amend it in the foreseeable future.

We are pleased to have been able to maintain the status of our revolver in this difficult economic environment. Due to our significant debt reduction during the past year and lower cost of borrowings, we anticipate reducing our interest expense by $2.5 million in fiscal 2010.

Before I turn the call back to Roger, I would like to provide updates on two issues related to our discontinued operations. First, we are in the final phase of gaining approval from the EPA on the closure report related to their remediation activities at the country-regioncountry-regionCleveland site. As we mentioned last quarter, we are on budget related to the $4 million accrual that we established for the remediation activities. We are optimistic that negotiations with the insurance company will provide us with some level of recovery.

The other issue relates to leases associated with the divestiture of the Berean Christian Bookstores. As a reminder, we sold Berean in 2006 to a private equity group and as part of the divestiture, Standex remained as a guarantor of the original leases for the store. During Q3 we established a $2.7 million accrual for potential impairment of these leases as we became concerned that -- about the viability of Berean Bookstores.

During the fourth quarter, Berean did in fact declare bankruptcy and its assets were sold at an auction to a financial buyer. The buyer is going to run the business as an ongoing entity, has committed working capital to fund business and has assumed all but three leases. Standex has agreed to partially subsidize the lease payments through monthly payments over the next roughly 2.25 years. The cost of these leases, subsidies and the impairment on the three store leases that will now be part of the Berean chain going forward is essentially equal to the accrual we made during Q3, and as a result there are no additional financial impacts our results as the result of the bankruptcy that occurred in Q4.

So, with that, I would turn the call back to Roger.

 Roger Fix  - Standex International Corp. - CEO

 Thanks Tom. Since this is our year-end call, before we get into our segment discussion I would like to review our performance improvement strategy for Standex which is summarized on slide 12. As you can see, our performance improvement strategy focuses on refining our business portfolio, driving organic growth, optimizing our manufacturing infrastructure, streamlining our cost structure and prudently managing our balance sheet.

So let's discuss the first element of our strategy, refining our business portfolio, on slide 13. Our goal for this element of our strategy is to build larger, more profitable operating groups. To do so we have divested nonstrategic businesses at the opportune time and then acquired complementary or bolt on acquisitions that fill in product or geographic gaps for our core business platforms.

For example, we divested our consumer group businesses in 2006. Prior to the sale of these businesses, we made an investment in new management to restructure the businesses and improve their valuations in order to sell them at the right time in the cycle and generate the best return for our shareholders.

On slide 14 we have listed the seven businesses we divested since 2003. These businesses reported $193 million of revenue in the year prior to each divestiture. The cash proceeds from these divestitures were in turn used to acquire businesses that were strategically well aligned to our core business platforms allowing us to create larger, more profitable operating groups.

See slide 15 for a list of our acquisitions in 2001. These acquisitions added about $190 million of annual sales to our core strategic operations in the first year of combined operations. It also provided us with significant sales and cost synergies.

Let me give you an example of the type of acquisitions we have targeted. First, we seek to acquire businesses aligned to our core platforms. For example, when we acquired AAI which included the APW Wyott, Bakers Pride and BevLes brands, our food service group gained a significant presence on the on the hot side of their market.

We also seek strategic bolt-on acquisitions that fill in product or our geographic gaps such as Kool Star, which expand our presence on the West Coast in the walk-in cooler and freezer market. In general, we focus on acquiring businesses that are accretive within the first year of combined operations and that can generate a return in excess of our cost of capital.

The second element of our strategy on slide 16 is to drive organic growth through a number of new product development and sales channel enhancement initiatives. These include capitalizing on sales synergies, expanding into new geographic markets, increasing market share through the development of new product applications and technology, and enhancing our sales penetration with strategic end users and sales channel partners.

Despite the negative affect the economy has had on our sales volume, we've made excellent progress in driving market share gains in a number of areas. You will notice several excellent examples of this strategy as we review our operating segments in just a few minutes.

The third element of our strategy is to optimize our manufacturing footprint. This element on slide 17 centers on plant consolidations and leveraging low-cost manufacturing in country-regionMexico and in country-regioncountry-regionChina. As I mentioned in my introduction, we've been very aggressive in plant consolidations in fiscal 2009, having closed eight plants since the beginning of the year across our footprint. We initiated consolidation of one more food service facility which will be completed by the end of calendar 2009.

I would like to have some additional commentary on how the success of our country-regioncountry-regioncountry-regionNogales, country-regionMexico operation fits into the strategy. During the fourth quarter we successfully completed the transfer of our country-regionNew Rochelle, country-regionNY Bakers Pride plant into our country-regionWyoming food service facility as well as into our low cost manufacturing operation in country-regioncountry-regioncountry-regionNogales, country-regionMexico with no quality or delivery issues. Approximately 70% in the Bakers Pride volume went into country-regioncountry-regionNogales. We believe the quality of the product now being produced in country-regioncountry-regionNogales is actually superior to the old location because of the new process tooling and other equipment we have installed.

During the quarter we also initiated the transfer of the production of our Dallas APW Wyott facility into country-regioncountry-regionMexico. This move will be completed by the end of the calendar year 2009 and we expect additional annual savings of about $2.5 million. As a result of lean enterprise techniques and leveraging common equipment we will was achieved a 50% reduction in floor space by moving the Bakers Pride and APW Wyott Dallas operations into country-regioncountry-regionNogales.

After we complete these moves country-regioncountry-regionNogales will have employment of 250 direct and indirect production employees. We will produce 16% of our annual food service volume and the facility will be approximately 80% occupied. Our guiding philosophy as we grew our operation in country-regioncountry-regionMexico was to share overhead costs under one facility between multiple businesses. This is been very successful for our food service group in country-regioncountry-regionNogales.

Turning to slide 18 you can see this philosophy in action through layout of our country-regioncountry-regionNogales facility. When this latest plant consolidation is complete at the end of calendar 2009, we will truly realize the overhead leverage we envisioned when this facility was first brought online.

By the end of the year we will have co-located a total of four food service operations including Kool Star walk-in coolers and freezers, Procon pumps, Bakers Pride oven equipment and APW Wyott countertop equipment under one roof. In addition, these four co-located business units will be manufacturing products sold under seven different food service brands as part of our cross branding sales strategy. As you can see in the pink shaded section of the slide, we have 7500 sq. ft. of available space to incorporate additional food service production into this facility.

The fourth element of our strategy is to continuously drive initiatives that lower cost structure. We're accomplishing this through headcount reductions, improved productivity and procurement savings and plant consolidations.

In my introduction I described the success we've had in improving the bottom line from these cost reduction efforts in fiscal '09 which you can see on slide 19. We have successfully executed and completed cost reduction actions in fiscal '09 that will yield $36 million in sustainable annualized cost savings.

And the last element of our strategy is to effectively manage the balance sheet. Please turn to slide 20. As you have heard already today, we've made good progress this year in strengthening our balance sheet by focusing on working capital management and limiting CapEx spend to critical strategic projects, which result in an exceptional free cash flow and significant reduction in debt.

With that review I would like to go on to more detail about how each one of our operating groups performed in the quarter and discuss what we see ahead of us. As we move through each section, you will see more examples of how we are executing each one of the strategic elements I just discussed.

Let's start with food service and you can turn to slide 22. The highlight of our food service equipment segment in the fourth quarter is the dramatic and positive effect that our cost reduction efforts are having on this group's bottom line. Even though revenue was down 12% year-over-year, we reported a 42% increase in operating income.

As a result, our operating income margin improved by 468 basis points from 7.6% one year ago to 12.3% in the fourth quarter. This excellent bottom-line improvement was due to headcount reductions, procurement cost savings and significant productivity and performance improvements on the shop floor.

The improvement in food service operating income was driven largely by the Refrigeration Solutions Group which set record operating income levels during the quarter. The Refrigeration Solutions Group's top line is essentially flat year-over-year with very strong double-digit growth in operating income. Meanwhile, the Cooking Solutions Group had double-digit decline in sales yet achieved flat year-over-year operating income.

Looking closer now to the top line, the cold side of our business has been less affected by the recession than the hot side for two reasons. First, our Refrigeration Solutions Group has a higher exposure to both large quick service restaurants and retail chains, some of which have performed quite well during the recession. Second, we believe we are taking market share as a result of ourselves efforts and disruption at several of our competitors.

On the hot side during the quarter, we leveraged our product offerings to increase our penetration into dealer buying groups. We took market share in this strategically important channel in the fourth quarter and expect to continue to make progress in this area in the near-term.

Please turn to slide 23 where I will discuss the strides we have made in executing on our strategy to drive organic growth, in this case by increasing our sales to Yum!, the world's largest restaurant company. For example, our Nor-Lake business was approved as a supplier of choice at Pizza Hut in country-regionCanada as well as for one of their new formats the chain is introducing in country-regionNorth America. Our recent success at Yum! is an example of how we're leveraging the acquisition of AAI, which already had a strong relationship with Yum! prior to our acquisition.

Since the acquisition we've been aggressively expanding this relationship to other parts of the food service group, including both refrigeration and merchandising. The relationship has evolved to the point where we have significant refrigeration and merchandising products in the pipeline at Yum!.

Another success we have had in cross-selling across the hot and cold sides of our business was a seven-figure project in the convenience store segment with Chevron in Q4. Convenience stores are a growing segment in the food service market, as consumers continue to eat outside the home during the recession at more cost friendly locations. We have a broad selection of cooking, refrigeration and merchandising equipment that are very well suited to the convenience store market.

Our Cooking Solutions Group recently secured an order for roller grills with Chevron. In the process, the Cooking Solutions sales team identified an opportunity for merchandising products and introduced Chevron to our Federal Industries business unit which manufactures merchandising cabinets. Federal capitalized on this opportunity and recently rolled out a program to nearly 500 Chevron convenience stores.

In addition to cross-selling our hot and cold side products, another strategy to position our Food Service Group organic growth is to penetrate entirely new markets that offer higher margins. For example, we made excellent progress on penetrating the scientific market where we are now selling refrigerated products to medical and life science facilities and laboratories. We entered this market when we acquired Nor-Lake in late 2004 and the initiative is now expanding to our Master-Bilt brand, which has recently penetrated the blood plasma market.

Our sales to the scientific market have grown nearly fourfold since we acquired Nor-Lake in late 2004. Margins from the incremental scientific sales volume are about 1000 basis points above our average Food Service Group margin. We are penetrating this very large market through a variety of channels and believe it will be a positive contributor to margins in the future.

Going forward, we expect our aggressive actions to enhance operating income will continue to produce positive bottom-line results at our Food Service Group. And our efforts to increase market share and penetrate new markets to cross-selling and cross-branding across the hot and cold sides, enhancing our presence in strategic channels and introducing new products will benefit the long term organic growth to the Group.

Turning to slide 24, Engravings Group sales decreased by 26.7% year-over-year and operating income was off by 60.7% as sales continue to be affected by lower overall demand, principally internationally. The decline in operating income was also affected by our international operations, as country-regionNorth America operating income was only down in the single digit range. Operating income at our North American operations benefited from three plant consolidations, cost reductions and productivity improvements. We now need to take similar actions to improve our margins in country-regionEurope and plan to do so in the coming year.

On the sales side we did see some volume interruption as a result of the Chrysler bankruptcy. Several large programs expected to ship late in our fourth-quarter and early in Q1 were delayed. We believe that the new relationship between Fiat and Chrysler will be beneficial to Standex.

Standex has had a sole source position with Fiat in country-regionEurope for a number of years. We have had a dominant share of Chrysler's engraving business in country-regionNorth America. We understand that Fiat is pleased that Chrysler's doing business with Standex in country-regionNorth America and we see this as an opportunity to strengthen our relationship with the new entity.

The delayed Chrysler programs have begun to ramp up and we expect them to benefit our revenues late in the first half of fiscal 2010. In country-regionEurope we actually anticipate increased sales activity in the first half of fiscal 2010. While we are still cautious, we are hopeful for a recovery since country-regionEurope has been the primary cause of our drop off in sales and operating income in fiscal 2009.

Please turn to slide 25. On our last call we discussed the new technologies that our Engraving Group began introducing during the third quarter of fiscal 2009 to our automotive customers in country-regionEurope. We developed two new patented engraving processes to expand our automotive mold texturizing business.

These two new processes, the slush molding technique and laser engraving of elastomeric covered rollers enable us to offer our automotive customers all of the tooling required to produce all of the texturized components in the interior and exterior of new and updated automotive platforms, from the plastic seat and door panel components to the instrument panel and leather passenger seats. Instead of going to three or four different suppliers, OEMs can now get all of their texturized tooling needs met through Standex.

Because our proprietary technologies significantly reduce the required process steps and throughput time in the development of slush molding, we can provide our customers significantly reduced lead times and costs which gives Standex Engraving a significant advantage over traditional competitors in these markets.

Another benefit is greater design harmonization between the textures on various interior automotive components. Our European customers have already seen the benefits of these new technologies and as a result we booked over $1 million of new business that we can expect to ship in fiscal 2010. These new technologies were introduced to our customers in country-regionNorth America in the fourth quarter and have been very well received. We will continue to work with our automotive OEMs to quote these capabilities in the near-term.

We're also optimistic that these new technologies will provide access into additional non-automotive markets. While we are seeing some level of positive momentum in the Engraving Group, we remain cautious since the overall climate will remain challenging because of our exposure to both the automotive and housing markets. In the meantime we will continue to work on taking share as we aggressively enhance our margins by lowering our cost structure, especially in country-regionEurope.

Please turn to slide 26. Due to accounting rules that were triggered as a result of the impairment charge we took in the third quarter, we were required to reorganize our external reporting groups. Spincraft business that was previously part of our Engineered Products Group now comprises the new Engineering Technologies Group. For external reporting purposes we also combined our Electronics and Hydraulics businesses into a new group aptly called Electronics and Hydraulics.

That said, the Engineering Technologies Group reported a 30% year-over-year decrease in profitability on a sales decline of 31%. This business would've reported very nice growth for the full year had it not been for some unfavorable year-over-year comparisons in the fourth quarter due to the inherent lumpy delivery schedules and a one-off contract settlement in the aerospace market.

In the fourth quarter a year ago, we booked a significant $2.8 million milestone payment related to our Teledyne Brown contract. In addition, in last year's fourth quarter we also negotiated and received a $1.1 million payment relating to the cancellation of the shuttle program to pay for inventory and tooling that was made obsolete.

In the fourth quarter of the current fiscal 2009 and our contract with Teledyne Brown to develop domes and hardware for the shuttle replacement program was temporarily delayed as we resolved a technical issue with NASA. The technical issue should be resolved late in the first quarter or early in the second quarter 2010, but it negatively affected our sales by about $1.8 million in Q4 of 2009.

Aerospace business carries higher margins than the energy business, so that drove the lower margins overall due to the unfavorable sales mix.

We continue to be bullish about the prospects for the Spincraft business. We're seeing robust conditions across our end user markets and expect good financial results in the first quarter and for fiscal 2010 for this operating group.

On slide 27 we discuss our new Electronics and Hydraulics Group. While the Group reported revenues down 45% year over year, they were able to maintain a low-level of profitability. Starting first with Electronics, sales were down year-over-year as weakness in the housing and automotive sectors continued. Nevertheless we reported breakeven operating income as a result of the cost reductions and plant consolidations that we've implemented during the past 12 months.

Turning to Hydraulics, we continue to be affected by the extreme weakness in both in country-regionNorth America and export markets caused by the continued downturn in our end markets. At this point we have limited visibility and don't expect any near-term improvement in the top line.

We continue to pursue non-traditional business outside of the dump truck/dump trailer market. This includes applications such as oil derricks, engine platform lifts and other applications requiring the lifting of large and heavy industrial equipment. The result of our sales diversification efforts thus far has been about $500,000 in incremental revenue in fiscal 2009. We expect to build on this small base going forward.

We also continue to expand geographically, particularly in country-regionChina, Asia Pacific and country-regionEurope. Our new plant in country-regioncountry-regioncountry-regionTianjin, country-regionChina is now operating and is meeting our expectations. We expect the business should achieve profitability in 2010.

Please turn to 28 while I provide an example of how we are executing on another critical component of our EBIT growth strategy, optimizing our manufacturing structure. During the fourth quarter we completed the consolidation of the Canadian facility and we initiated the consolidation of BG Labs acquisition into our country-regioncountry-regionCincinnati facility. That consolidation was completed this month and will generate about $500,000 of incremental savings on an annual basis starting in Q2 of 2010. With the completion of these two consolidations, we now have a significant lower cost structure for Electronics with a world-class manufacturing infrastructure in place.

Our three-tier infrastructure from prototyping and initial manufacturing in our country-regionCincinnati facility to low cost manufacturing in country-regionMexico and country-regioncountry-regionChina is ideal for the Electronics lifecycle. This infrastructure, combined with our robust engineering capability, makes us uniquely positioned to capitalize on the vendor consolidation that is taking place in the fragmented magnetics and electronics sensor market place. We're seeing a number of our customers look to consolidate their magnetics device spend with one supplier that can provide them a breath of engineering and manufacturing capabilities that we offer.

On slide 29 you can see how we are driving organic growth in our Electronics business. During the fourth quarter we launched our new miniature reed switch line which is being targeted for the medical device market, initially in hearing aids and eventually for other medical related applications where zero power on-off switching is important. The switches have been very well-received and are currently undergoing a sampling and testing evaluation process for a large number of customers before they are implemented in their production.

We believe we're taking share in the reed switch market by providing unique product features and performance. So we're very optimistic about the potential contribution these products beginning in the second half of fiscal 2010.

This is another example of how we're engineering new products that bring much higher margins that enable us to enter new markets. With a new cost structure in place we're looking forward to capitalizing on increased operating leverage from incremental share gains in the aerospace, medical and industrial marketplaces for magnetics.

Turning to slide 30 you can see that our Air Distribution Products group reported profit for the quarter on sales that were down 37%. Sales again continued to be impacted by the year-over-year decline in housing starts. We are hopeful, however, that the relative stability we have seen in housing starts over the past six months has signaled the bottom of the market. We're pleased to have been able to achieve breakeven on the bottom line even at this 50-plus year low in housing starts.

While our primary focus has been to achieve a cost structure in line with the near-term demand, we've also been focused on driving incremental market share gains. For example, we're seeing a good interest in our new flex duct product. With a broader offering than many of our competitors, it makes sense for our wholesaler customers to use ADP as their one supplier in order to minimize shipping costs and improve inventory turns during a time of low volume.

While the flex duct product did not significantly contribute to Q4 sales, some wholesalers are beginning to switch over to ADP and we expect this product to be a positive contributor in 2010. Going forward, we continue to focus on cost control as well as taking market share through aggressive sales activity as well as new product introductions.

Let's turn to our summary on slide 31. Let me leave you with five main points regarding our Q4 performance and our plans as we enter into fiscal 2010. First, as I said from the outset of the call, while this clearly is difficult we are optimistic that we have reached a trough in terms of overall sales volume in this very deep recession. Second, we have put in place cost reductions that provide $36 million in sustainable annualized savings.

Third, we have achieved a cost structure that enables us to maintain good levels of profitability even if at these low sales volumes. We're pleased with our solid bottom-line performance in Q4 even though sales were down 23%. More importantly, we expect to see significant improvements in operating margins as the economy improves and we see improvements in our top line.

Fourth, we continue to strengthen our balance sheet through a focus on working capital management and cash conservation initiatives that have allowed us to substantially reduce debt levels. Our earnings will, as a result, benefit from lower interest expense in fiscal 2010.

Fifth, we are continuing to invest in growth initiatives at each of our operating groups which we feel enables us to take market share and outperform our competition when our end markets begin to rebound. Finally, as demonstrated throughout our segment discussions, we continue to execute very successfully on our five-pronged growth strategy to drive and continuous improvement in our financial performance.

With that, Tom and I are available to take your questions. Operator, can you assist us please?

 QUESTION AND ANSWER

Operator

 (Operator Instructions) John Walthausen, Walthausen & Co.

 John Walthausen  - Walthausen & Co. - Analyst

 Good morning. First of all, congratulations on a good performance in a very difficult time. You are executing the strategy well. You almost gave us too much information to chew on at this point. It is probably worthwhile taking the story on the road at this point since you are doing well.

 Roger Fix  - Standex International Corp. - CEO

 That is in fact our plan.

 John Walthausen  - Walthausen & Co. - Analyst

 Good. On the Electronics business it is a very small business. You show some interesting strategies there. But can you talk about what the size in the market is and whether it needs additional acquisitions to grow? Or where do you think that is positioned?

 Roger Fix  - Standex International Corp. - CEO

 I don't have a precise number on market size, but magnetics is certainly in the hundreds of millions of dollars of volume. Magnetics are used in industrial devices of all types and shapes. The reed switch business we're in is a couple hundred million in size. We're relatively small piece of that. So, they are large markets. They're pretty fragmented. There's lots of opportunities for us to grow.

From an acquisition standpoint, our acquisitions over the last several years in electronics have really been focused on getting us access into some of the more attractive markets. If you go back 5, 6, 7 years ago, our electronics business -- probably 45 to 50% of it was dedicated automotive, which clearly was a low margin, low growth environment. But we identified that aerospace, some of the general industrial accounts, medical devices, were growing and would offer higher margins. So, over time, we have evolved into that market place.

We have acquired two businesses for example, Magnetico about three years ago and BG Labs about a year ago, that were focused on aerospace and brought us very good customer relationships in the aerospace market, BAE and Hamilton and [Sundstrom] as good examples. Our focus has been to grow our relationships with those kinds of accounts. That has been pretty successful.

Those accounts, again, we are buying from a number of magnetics suppliers. They have been wanting to consolidate into a fewer number of suppliers. I think we're well-positioned to take advantage of that.

So to answer your question, large markets, very fragmented. I think we are pretty well positioned with the acquisitions that we have done over the last couple of years. And more importantly, we have really exited all of our North American manufacturer plants except for our small plant in our headquarters in country-regioncountry-regionCincinnati.

All of our production now is either in country-regionMexico and country-regioncountry-regionChina. So we have good engineering capability. We have relationships with blue-chip customers. And with our low cost manufacturing in country-regionChina and country-regioncountry-regionMexico, I think we're pretty well positioned.

 John Walthausen  - Walthausen & Co. - Analyst

 Okay, good. Second question I had was on Spincraft. It is good to see it out in its own separate group so we can really get a sense -- a confirmation of our understanding of what a strong business it is. Could you talk about what is happening with the backlog there though?

 Roger Fix  - Standex International Corp. - CEO

 Backlog has remained pretty steady, really no alarming trends of any type in that backlog. It can be lumpy. We will book long-term contracts and so from quarter to quarter there could be variations in the backlog. But as I said earlier, we feel pretty good about the market places that they serve. Energy, which is basically land-based turbines, and aerospace, which is predominately heavy launch vehicles, Atlas and Delta programs, have good backlogs and good lead times.

More recently we have begun to expand into new emerging applications. A good example is in the unmanned high altitude observant aircraft, AeroVironment and Ball Aerospace have two pretty significant programs to develop very large unmanned vehicles that will go up on seven-day and 14 day missions. We are providing to both of those customers and they are using our tanks for the fuel cells. That is an area of a brand-new market place that has opened up in the last 12 to 18 months that we see growing quite nicely for us going forward.

The traditional markets are strong. I think we have been pretty -- the guys there have been very creative and are taking the technologies that they have developed and going through new applications which are pretty exciting for us.

 John Walthausen  - Walthausen & Co. - Analyst

 Finally, you have a fairly large pension unfunded. Are we going to be required to make additional contributions this year above the levels that we have been contributing?

 Roger Fix  - Standex International Corp. - CEO

 No, there will be no cash contributions of any significance required in fiscal 2010. We can't -- as you know, with the PPA we have to reevaluate that every year. So we really can't speak beyond that. What I can tell you is about three or four years ago we made a pretty large $20 million voluntary contribution to our pension plan here in the country-regioncountry-regionUS. And as a result of that, under the PPA rules, have credits accumulated that will -- that we can use before any cash contributions are required.

 John Walthausen  - Walthausen & Co. - Analyst

 Okay, good. Thanks an awful lot.

 Roger Fix  - Standex International Corp. - CEO

 Thank you.

Operator

 Morton Siegel, Value Line.

 Morton Siegel  - Value Line - Analyst

 This is a bookkeeping question. On slide eight and at the end of the earnings release you show $1.57 for the year from continuing on a non-GAAP basis. Can you give me the quarterly figures that will equal $1.57?

 Tom DeByle  - Standex International Corp. - CFO

 I don't have those right off hand. We can get back to you with that, though.

 Morton Siegel  - Value Line - Analyst

 Okay, thank you.

Operator

 [James Maxell, Delafield Asset Management].

 James Maxell  - Delafield Asset Management - Analyst

 Great quarter, guys. Just looking at the Food Service Group, can you give us some sort of guidance on maybe long-term margin goals? And it was sort of a remarkable performance year-over-year, and I know mix is working against you guys because the hot side is declining faster than the cold side. So, sort of just help me out there a little bit.

 Roger Fix  - Standex International Corp. - CEO

 Again, we don't give specific guidance on margins. But what we have said publicly in the past is that all of our business units need to have a minimum of 10% and we really want to have all of our business units operating in the 12 to 15% range. And we don't see any reason why we can't give Steve Food Service Group into that range.

A lot of -- you can see from what we said today that we are being pretty aggressive on plant consolidations. We have taken two plants out of the Cooking Solutions Group into country-regioncountry-regionMexico which has helped us thus far and will give us more help in the future. So we're working very hard with that cost structure and I think there is no reason we can't beat our normal expectations of say 12 to 15%.

 James Maxell  - Delafield Asset Management - Analyst

 And just one more. On an annual basis, were we at the $36 million of run rate savings in Q4 or were we below that?

 Roger Fix  - Standex International Corp. - CEO

 We were close to that run rate as we exited. There was one plant that was closed as I mentioned in Q4, so it would not have been in the run rate. All of the other plant consolidations, all of the headcount reductions and the vast majority of the material procurement productivity would've been in the run rate.

 James Maxell  - Delafield Asset Management - Analyst

 Okay, great. Thank you guys.

Operator

 Michael Gardner, WEDGE Capital Management.

 Michael Gardner  - WEDGE Capital Management - Analyst

 I, too, want to congratulate you on really a superb performance. In fact, it is so strong that of course I have to ask you the reverse side of it which is, is there anything that you worry about? And I think particularly of consolidating this manufacturing in a couple of offshore locations, in terms of vulnerability of having all of your eggs in just a couple of baskets there manufacturing-wise, in terms of labor relations, even physical security things like that. Can you just talk about that a little and whether you think about that at all?

 Roger Fix  - Standex International Corp. - CEO

 Sure. Great question. That is something obviously we do give a lot of consideration to. And the two plants, I guess you would probably want to focus on is the one that is most important is country-regioncountry-regionNogales.

To be quite honest, I get into country-regioncountry-regionNogales at least once a quarter; feel very safe traveling in the area. We are located three or four miles inside the border in a pretty new industrial complex. Motorola, for example, is immediately adjacent to us. Rain Bird has a facility in the same general complex. Master Lock has a facility right down the road from us. So I guess the point is that -- and Otis Elevator is in country-regioncountry-regionNogales, not immediately adjacent to us.

And country-regioncountry-regionNogales has actually been in the news as an area where there has been some drug trafficking. But as far as safety there, there really hasn't been any issues in country-regioncountry-regionNogales. We do have, as you normally would in those parts of the world, a wall around the facility and that type of thing; but really don't have any concerns, at least at this point, of that nature.

The workforce has been pretty stable for us. Our turnover rates are pretty low as compared to what you might expect in some of the other border locations. We have an excellent general manager there, [Simone], who has just been with us since day one actually, responsible for building the facility and has developed a really good core of management. So we feel pretty comfortable about the country-regioncountry-regionMexico [operator] at least as we are currently positioned.

To your point, we have not made a commitment to that facility as being a major part of our food service operation, and you know that we'll make the right investments from a security and safety standpoint.

In country-regionChina, it's -- we have really -- in our country-regioncountry-regionTianjin location we have two facilities, or two I should say business units operating. One is our custom voice facility and the other is our electronics facility. The custom voice facility is really small. It isn't really much of a consideration from a volume standpoint.

Again, our electronics business has been there for the better part of three years now. We're [doing] as fair amount of components out of that facility, but again don't really feel -- we have not had any problems. country-regionTianjin is a very old industrial town about 100 miles south and east of country-regioncountry-regionBeijing and been very much in the backwater from a political standpoint. Obviously, we're cognizant of the issues and risks but at this point feel pretty comfortable where we're at.

 Michael Gardner  - WEDGE Capital Management - Analyst

 And Roger if the economy were perhaps to surprise a little and really we had 4% GDP growth for the next couple of years, with all of the consolidation you have done do you feel you could meet the kind of demand in your various product lines that would arise in that environment?

 Roger Fix  - Standex International Corp. - CEO

 We really do. We are still -- country-regioncountry-regionMexico was frankly underutilized over the last couple of years. So moving into that environment just helps us from a utilization issue.

Most of our facilities are back on a one-plus kind of a shift in utilization. That is a broad generalization, but easily -- and we have operated almost all of our facilities on two shifts plus in the past. So 4% GDP would be a very nice thing.

 Michael Gardner  - WEDGE Capital Management - Analyst

 Okay, great. Thanks Roger.

 Roger Fix  - Standex International Corp. - CEO

 Thank you.

Operator

 Sir, there are no further questions. I would now like to turn the call over to Roger Fix for closing remarks.

 Roger Fix  - Standex International Corp. - CEO

 Thanks everyone for attending and we look forward to talking to you again next quarter. Thank you very much.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.